UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 27, 2014

Date of Report

(Date of earliest event reported)

LABOR SMART INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54654	45-2433287
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5604 Wendy Bagwell Parkway, Suite 223, Hiram, Georgia 30141

(Address of principal executive offices, including zip code)

(770) 222-5888

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2014 Labor Smart, Inc. (the “Company”) entered into a First Amendment to Purchase and Sale Agreement (the “Amendment”) with Transfac Capital, Inc. (“Transfac”). The Amendment amended the original Purchase and Sale Agreement executed by and between the Company and Transfac on July 31, 2013 (the “Agreement”). Under the terms of the Amendment, the definition of “Advance Rate” in the Agreement shall be amended to read: “Advance Rate” means eighty five percent (85%), or such other percent as may be determined from time to time by Transfac in its sole discretion. The definition of “Account Due Date” in the Agreement shall be amended to read: “Account Due Date” means eighty (80) days from the date of the invoice evidencing the Account. The definition of “Contract Term” in the Agreement shall be amended to read: “Contract Term” means an initial period of eighteen (18) months commencing on the date of this signed First Amendment to Purchase and Sale Agreement and renewal periods of one (1) year thereafter. Finally, under Section 5 of the Agreement, the following subparagraphs d) and e) were added to read: d) An invoice fee in the amount of five dollars ($5.00) for each invoice evidencing a Purchased Account or Serviced Account. e) The Administrative Fee, Supplemental Fee, Invoice Fee and other fees and charges are for administration of the Accounts, collection of the Accounts, and administration of this Agreement and are not intended to be and shall not be construed as interest. All other provisions of the Agreement shall remain in full force and effect.

The foregoing description of the Amendment and the terms thereof are qualified in their entirety by the full text of the Agreement, which is filed as Exhibit 99.1 to, and incorporated by reference in, this report.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	First Amendment to Purchase and Sale Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2014

LABOR SMART INC.
By:	/s/ Ryan Schadel
Name:	Ryan Schadel
Title:	Chief Executive Officer